Exhibit 99.1

MOUNTAINS WEST EXPLORATION, INC.

CONFIDENTIAL

February 6, 2006

Douglas Stukel
LD Acquisition, LLC
3111 N. Seminary, Suite 1N
Chicago, IL 60657

        Re:   Extension of Secured Promissory Note

Dear Mr. Stukel:

        As you know, the Secured Promissory Note dated November 15, 2005 in the principal amount of One Hundred and Ninety Seven Thousand and No/100 Dollars ($197,000.00) together with simple interest computed at the rate of eighteen percent (18%) per annum (the “Note”), made by Mountains West Exploration, Inc. (“MWE”) to LD Acquisition, LLC (“LD”), became due and payable on February 6, 2006 (the “Due Date”). Because MWE will not be in a position to pay out the principal and interest on the Note to LD by the Due Date, MWE hereby requests that the Due Date of the Note be extended for a period of 90 days from the original Due Date through and including May 6, 2006. Except for this extension of the Due Date, the other provisions of the Note shall continue in full force and effect.

        Please indicate your agreement to the foregoing by executing this letter where provided below.

Very truly yours,

Mountains West Exploration, Inc.

/s/ Lee Wiskowski
Name:  Lee Wiskowski
Title:    President

ACCEPTED AND AGREED:

LD Acquisition, LLC

By:  DJS Investments II, LLC,
        its Member

By:  /s/ Douglas Stukel
        Douglas Stukel, Member